Exhibit 5

February 14, 2011

DIRECTV
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

In my capacity as Executive Vice President and General Counsel for DIRECTV, a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of an aggregate of 20,000,000 shares (the “Shares”) of the Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be issued upon the terms and subject to the conditions set forth in the DIRECTV 2010 Stock Plan (“Plan”).

In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the Plan referred to in the Registration Statement, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any and all references to me in the prospectus which is a part of the Registration Statement.

Yours very truly,

/s/ Larry D. Hunter
Larry D. Hunter
Executive Vice President and General Counsel